Exhibit 99.1

Iridex Reports Second Quarter 2026 Financial Results

MOUNTAIN VIEW, Calif., August 18, 2026 (GLOBE NEWSWIRE) -- Iridex Corporation (Nasdaq: IRIX), a worldwide leader providing innovative and versatile laser-based medical systems, delivery devices, and accessories for the treatment of glaucoma and retinal diseases, today reported financial results for the second quarter ended July 4, 2026.

Second Quarter 2026 Financial Highlights

•
Generated total revenue of $12.6 million, compared to $13.6 million in the prior year period
•
Cyclo G6® product family revenue was $3.9 million, representing growth of 19% year-over-year compared to $3.3 million in the prior year period
o
Sold 17,700 Cyclo G6 probes compared to 13,100 in the prior year period
o
Sold 18 Cyclo G6 Glaucoma Laser Systems compared to 35 in the prior year period
•
Retina product revenue was $6.5 million compared to $8.0 million in the prior year period
•
Operating cash flow positive second quarter 2026

“Our second quarter results were highlighted by the continued momentum in our glaucoma business and operating positive cash flows,” said Patrick Mercer, President and CEO of Iridex. “Cyclo G6 probe volume increased by approximately 35%, with this lifting G6 product family revenue by 19% compared to the prior year. This strong performance on the glaucoma side of the business, together with our continued success in controlling costs resulted in positive cash flow in the quarter. Our strong performance in glaucoma was offset by a weaker quarter in retina, due primarily to disruptions impacting the Middle East and reduced sell through in China. As we advance international regulatory approvals, we expect to improve overall retina performance driven by our flagship Pascal platform.”

“We are continuing to make significant progress transforming our business, including the transfer of production to lower cost contract manufacturers and relocation of our headquarters to a lower cost facility. We expect this restructuring of the business will help us to achieve sustained long-term profitability” Mr. Mercer continued.

Second Quarter 2026 Financial Results

Total revenue for the three months ended July 4, 2026 was $12.6 million, representing a decline of 7% compared to the second quarter of 2025. The decrease in revenue was primarily driven by lower retina product sales, partially offset by continued growth in glaucoma probe sales. Total retina product revenue was $6.5 million compared to $8.0 million in the prior year period. The decline was isolated to our retina portfolio and driven entirely by temporary, external headwinds—including international commercial transitions and regulatory approval related factors. Total product revenue from the Cyclo G6 product family was $3.9 million, representing growth of 19% compared to $3.3 million in the prior year period, driven by strong Cyclo G6 probe demand. Other revenue was $2.2 million, essentially flat compared to $2.2 million in the prior year period.

Gross margin in the second quarter of 2026 was 34.2%, relatively flat compared to a gross margin of 34.5% in the prior year period.

Operating expenses were $5.3 million in the second quarter of 2026, a decrease of $0.3 million, or 5%, compared to $5.6 million in the second quarter of 2025. The decrease was primarily attributable to lower general and administrative expenses, as a result of the administrative function transfer initiative announced in prior periods.

Net loss was $1.3 million, or $0.07 per share, for the second quarter of 2026, compared to a net loss of $1.0 million, or $0.06 per share, in the same period of the prior year.

Non-GAAP adjusted EBITDA loss for the second quarter of 2026 was $0.4 million, compared to non-GAAP adjusted EBITDA of $21 thousand for the second quarter of 2025.

Cash and cash equivalents as of July 4, 2026 were $4.7 million, an increase of $0.1 million compared to April 4, 2026.

2026 Financial Outlook

The Company is reaffirming its annual revenue guidance for the full year 2026 of between $51 million and $53 million. Updating on cash flows for the full year, the Company plans to use more of its working capital to procure additional inventory in anticipation of transitioning to its new headquarters and production facility. The additional inventory will better secure international product supply chains and protect distributor revenue streams against the potential of interruptions related to obtaining required international regulatory approvals following the Company’s relocating its headquarters later this year.

The Company continues to expect fiscal year 2026 adjusted operating expenses, which exclude depreciation and amortization and stock-based compensation, to be in the range of $19 million to $19.5 million.

Webcast and Conference Call Information

Iridex’s management team will host a conference call today beginning at 2:00 p.m. PT / 5:00 p.m. ET. Investors interested in listening to the conference call may do so by accessing the live and recorded webcast on the “Event Calendar” page of the “Investors” section of the Company’s website at www.iridex.com or by dialing +1-646-307-1963 from the US or +1-800-715-9871 internationally and providing Conference ID: 9329659.

About Iridex Corporation

Iridex Corporation is a worldwide leader in developing, manufacturing, and marketing innovative and versatile laser-based medical systems, which include capital equipment and consumable probes for the ophthalmology market. The Company’s proprietary MicroPulse® technology delivers the therapeutic benefits of laser treatment while minimizing tissue damage, offering a safe, effective, and proven treatment for targeted sight-threatening eye conditions. Iridex’s current product line is used for the treatment of glaucoma and diabetic macular edema (DME) and other retinal diseases. Iridex products are sold in the United States through a direct sales force and internationally primarily through a network of independent distributors into more than 100 countries. For further information, visit the Iridex website at www.iridex.com.

MicroPulse®, Iridex PASCAL®, IQ 532®, IQ 577®, OcuLight® TX, Cyclo G6®, MicroPulse P3®, G-Probe®, and G-Probe Illuminate® are a registered trademark of Iridex Corporation, Inc. in the United States, Europe, and other jurisdictions.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, including those statements concerning commercial trends, market adoption and expansion, expectations regarding profitability, demand for and utilization of the Company's products, financial results and forecasts and expected sales volumes. These statements are not guarantees of future performance and actual results may differ materially from those described in these forward-looking statements as a result of a number of factors. Please see a detailed description of these and other risks further described in the “Risk Factors” section of Iridex’s most recent Annual Report on Form 10-K, as well as in Iridex’s other reports filed with or furnished to the United States Securities and Exchange Commission (“SEC”), available at www.sec.gov. Forward-looking statements contained in this announcement are made as of this date and will not be updated.

Use of Non-GAAP Financial Information

This press release contains financial measures that are not calculated in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). Management evaluates and makes operating decisions using various performance measures. In addition to Iridex’s GAAP results, we consider Adjusted EBITDA. This non-GAAP result should not be considered as an alternative to net income, net cash provided by operating activities, or any other performance measure derived in accordance with GAAP. We present this non-GAAP result because management considers it to be an important supplemental measure of Iridex’s performance and refers to such measures when analyzing Iridex’s strategy and operations.

In calculating the above non-GAAP result: Adjusted EBITDA is defined as earnings before interest income and expense, taxes, depreciation, amortization, and share-based compensation, as well as excluding certain other non-GAAP adjustments. Adjusted EBITDA exclude from their GAAP equivalents items listed below:

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Share-based compensation expense. We excluded from our non-GAAP results the expense related to equity-based compensation plans as it represents expenses that do not require cash settlement from Iridex.
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Severance-related expenses. We excluded from our non-GAAP results the expenses related to restructuring events, partially offset by reversals of previously recognized severance expenses in subsequent periods. These expenses are unrelated to our ongoing operations, vary in size and frequency and are subject to significant fluctuations from period to period due to varying levels of restructuring activity. We believe that excluding these expenses provides a more meaningful comparison of the financial results to our historical operations and to the financial results of peer companies.
•
Reconvention of shareholders’ meeting expenses. We excluded from our non-GAAP results the expenses related to the costs of reconvening our latest annual shareholders meeting. These expenses are unrelated to our ongoing operations and we believe that excluding these expenses provides a more meaningful comparison of the financial results to our historical operations and to the financial results of peer companies.
•
Legal settlement expenses. We excluded from our non-GAAP results the expenses related to the non-recurring settlement of a legal case regarding the use of tracking software on the Company's website. We believe that excluding these expenses provides a more meaningful comparison of the financial results to our historical operations and to the financial results of peer companies.

Management adjusts for the above items because management believes that, in general, these items possess one or more of the following characteristics: their magnitude and timing is unrelated to the ongoing operation of the business in the ordinary course; they are unusual and we do not expect them to occur in the ordinary course of business; or they are non-operational or non-cash expenses involving stock compensation plans or other items.

A detailed reconciliation between Iridex’s non-GAAP and GAAP financial results is set forth in the financial tables at the end of this press release. Investors are advised to carefully review and consider this information strictly as a supplement to the GAAP results that are contained in this press release as well as in Iridex’s other reports filed with or furnished to the SEC.

Investor Relations Contact

Philip Taylor

Gilmartin Group

investors@iridex.com

IRIDEX Corporation

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	July 4, 2026	June 28, 2025	July 4, 2026	June 28, 2025
Total revenues	$12,566	$13,571	$24,365	$25,467
Cost of revenues	8,270	8,889	15,328	15,730
Gross profit	4,296	4,682	9,037	9,737
Operating expenses:
Research and development	936	871	1,841	1,747
Sales and marketing	2,547	2,535	5,084	4,988
General and administrative	1,842	2,216	3,465	4,147
Total operating expenses	5,325	5,622	10,390	10,882
Loss from operations	(1,029)	(940)	(1,353)	(1,145)
Other expense, net	(167)	(33)	(309)	(1,502)
Loss from operations before provision for income taxes	(1,196)	(973)	(1,662)	(2,647)
Provision for income taxes	70	21	128	33
Net loss	$(1,266)	$(994)	$(1,790)	$(2,680)
Net loss per share:
Basic	$(0.07)	$(0.06)	$(0.10)	$(0.16)
Diluted	$(0.07)	$(0.06)	$(0.10)	$(0.16)
Weighted average shares used in computing net loss per common share:
Basic	17,418	16,793	17,376	16,760
Diluted	17,418	16,793	17,376	16,760

IRIDEX Corporation

Condensed Consolidated Balance Sheets

(In thousands)

	July 4, 2026	January 3, 2026
ASSETS
Current assets:
Cash and cash equivalents	$4,680	$6,028
Accounts receivable, net	7,089	9,545
Inventories	9,752	7,877
Prepaid expenses and other current assets	2,437	1,802
Total current assets	23,958	25,252
Property and equipment, net	182	58
Intangible assets, net	825	984
Goodwill	965	965
Operating lease right-of-use assets, net	220	768
Other long-term assets	1,108	1,124
Total assets	$27,258	$29,151
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,809	$5,502
Accrued compensation	1,634	2,340
Accrued expenses	760	608
Other current liabilities	1,683	1,899
Deferred revenue, current	2,146	2,160
Operating lease liabilities, current	141	699
Total current liabilities	13,173	13,208
Long-term liabilities:
Deferred revenue	6,078	6,801
Operating lease liabilities	77	98
Convertible note payable	3,795	3,735
Other long-term liabilities	496	387
Total liabilities	23,619	24,229
Stockholders’ equity:
Series B convertible preferred stock	6,000	6,000
Common stock	174	174
Additional paid-in capital	91,712	91,208
Accumulated other comprehensive loss	(11)	(14)
Accumulated deficit	(94,236)	(92,446)
Total stockholders’ equity	3,639	4,922
Total liabilities and stockholders’ equity	$27,258	$29,151

IRIDEX Corporation

Reconciliation of GAAP Net Loss to Adjusted EBITDA

(In thousands)

	Three Months Ended		Six Months Ended
	July 4, 2026	June 28, 2025	July 4, 2026	June 28, 2025
Reconciliation of GAAP net loss to Adjusted EBITDA(a)
GAAP net loss	$(1,266)	$(994)	$(1,790)	$(2,680)

Interest income	(6)	(14)	(12)	(21)
Other expense	173	48	321	1,524
Provision for income taxes	70	21	128	33
Nasdaq listing compliance	-	152	-	152
Reconvention of shareholders' meeting expenses	62	-	62	-
Legal settlement expenses	40	-	40	-
Depreciation and amortization	362	378	734	759
Stock-based compensation	212	257	423	470
Severance related expense (for head count reduction)	-	173	-	199
Adjusted EBITDA	$(353)	$21	$(94)	$436

(a)Defined as earnings before interest income and expense, taxes, depreciation, amortization, and share-based compensation, as well as certain non-GAAP adjustments.